JPMORGAN CHASE & CO.

JPMorgan Chase Notes

Due Nine Months or More from the Date of Issue

PRICING SUPPLEMENT 61
Pricing Supplement No 61 dated October 30, 2006 (to Prospectus Supplement dated April 12, 2005 and Prospectus dated April 5, 2005	Filed Pursuant to Rule 424(b)(2) Registration No. 333-117775 CUSIP #46627B CK5

$______________________________

JPMORGAN CHASE & CO.

JPMorgan Chase Notes

Due Nine Months or More from the Date of Issue

Agents:  Edward D. Jones & Co. LP

Original Issue Date: November 8, 2006

Stated Maturity Date: November 15. 2036
CUSIP Number	Aggregate Principal Amount	Price to Public	Agents' Concession	Dealers' Concession	Re-allowance (if any)	Net Proceeds to Issuer
46627B CK5	$______	100%	3.00%	3.250%	PAR	$_____
[ ]	JPMorgan Chase Senior Notes, Series D
[X]	JPMorgan Chase Subordinated Notes, Series B
[X]	Fixed Rate Note: 6.00%
Interest will be computed on the basis of:
[ ]	the actual number of days elapsed in a year of 360 days
[X]	a 360-day year of twelve 30-day months
[ ]	Other
[ ]	Floating Rate Note:
[ ]	CD
[ ]	Commercial Paper Rate
[ ]	Federal Funds Rate
[ ]	LIBOR
[ ]	Treasury Rate
[ ]	Prime Rate
[ ]	CMT Rate

The interest factor for each day will be computed by dividing the interest rate in effect on that day by:
[ ]	the actual number of days in the year
[ ]	360
[ ]	Other

Index Maturity: N/A

Annual Interest Rate: N/A

Frequency of Changes in Interest Rate:
[ ] Weekly	[ ] Monthly	[ ] Daily
[ ] Semi-annually	[ ] Annually	[ ] Quarterly

Interest Payment Dates:

Quarterly on the 15th or next good business day of February, May, August and November of each year, beginning February 15, 2007.

Interest Determination Dates: N/A

Interest Reset Dates: N/A

Spread (+/-): N/A

Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Survivor's Option: No

Right of Issuer to Redeem Notes or of Holder to Require Repayment of Notes: November 15, 2011
[ ]	The Note may not be redeemed prior to the Stated Maturity Date at the option of JPMorgan Chase & Co.
[X]

The Note may be redeemed prior to the Stated Maturity Date at the option of JPMorgan Chase & Co. in whole but not in part at a price equal to 100% of the principal amount being redeemed, on November 15, 2011, or:

[  ]

any interest payment day thereafter

[X]

any good business day thereafter

Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

[ ]	The holder of the Note may not elect repayment of the Notes by JPMorgan Chase & Co. prior to the Stated Maturity Date.
[ ]

The holder of the Note may elect repayment of the Note by JPMorgan Chase & Co. prior to the Stated Maturity Date in whole or in part at a price equal to ____% of the principal amount being repaid, on ____________, or:

[  ]

any interest payment day thereafter

[  ]

any good business day thereafter

Other Terms:

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.